 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-261638
PROSPECTUS SUPPLEMENT
(To Prospectus dated December 23, 2021)
Warrants to Purchase 4,870,130 Shares of Common Stock
This prospectus supplement, dated August 29, 2023 (the “Supplement”), filed by Eyenovia, Inc. (the “Company”), modifies and supplements certain information contained in the Company’s prospectus supplement, dated March 7, 2022 (as amended and supplemented from time to time, the “Prospectus Supplement”), as part of the Company’s Form S-3 Registration Statement declared effective by the Securities and Exchange Commission on December 23, 2021. This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus Supplement and the accompanying prospectus, including all amendments and supplements thereto. The Prospectus Supplement relates to offering of warrants (the “Warrants”) to purchase up to 4,870,130 shares of our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the terms of a securities purchase agreement that we entered into on March 3, 2022, as well as the shares of Common Stock issuable upon exercise of the Warrants.
On August 24, 2023, the Company entered into a warrant amendment agreement with the holder of the Warrants (the “Amendment”) whereby the Company agreed to amend the Warrants held by such holders to (i) reduce the exercise price of the Warrants from $3.54 per share of Common Stock to $2.23 per share of Common Stock, (ii) extend the term of the Warrants until March 1, 2029, (iii) include a stockholder approval requirement in connection with a modification of the beneficial ownership limitation contained in the Warrants, and (iv) prohibit exercise of the Warrants for the six-month period following the effective date of the Amendment (together, the “Amended Terms”), in each case, in accordance with the terms of the Amendment.
Accordingly, this Supplement amends and supplements the Prospectus Supplement to reflect the Amended Terms. All references in the Prospectus Supplement to the exercise price with respect to the Warrants are hereby amended and restated to reflect an exercise price of $2.23 per share of Common Stock. Following the Amendment, if all of the amended Warrants are exercised for cash, we would receive gross proceeds of approximately $10.9 million.
The information in this Supplement modifies and supersedes, in part, the information contained in the Prospectus Supplement. Any information that is modified or superseded in the Prospectus Supplement shall not be deemed to constitute a part of the Prospectus Supplement, except as so modified or superseded by this Supplement. We may further amend or supplement the Prospectus Supplement from time to time by filing additional amendments or supplements. You should read the entire Prospectus Supplement and any amendments or supplements carefully before you make an investment decision.
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “EYEN.” On August 29, 2023, the last reported sale of our Common Stock on the Nasdaq Capital Market was $1.97 per share.
Investing in our securities involves a high degree of risk. Please read the information under the heading “Risk Factors” contained in the Prospectus Supplement, the accompanying prospectus and in the documents incorporated by reference into the Prospectus Supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
You should carefully consider the risk factors and the other information contained in the Prospectus Supplement, the accompanying prospectus, and the documents that are incorporated by reference into the Prospectus Supplement and the accompanying prospectus. The Prospectus Supplement, the accompanying prospectus and the documents that are incorporated by reference into the Prospectus Supplement and the accompanying prospectus, contain forward-looking statements that relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.
You should read this Supplement, the Prospectus Supplement, the accompanying prospectus, and the documents incorporated by reference in the Prospectus Supplement and the accompanying prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.
Prospectus Supplement dated August 29, 2023